                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
                       the Securities Exchange Act of 1934

Filed by the Registrant /x/
Filed by a Party other than the Registrant / /
Check the appropriate box:
/ /     Preliminary Proxy Statement         / / Confidential, for Use of the
/x/     Definitive Proxy Statement              Commission Only (as permitted
/ /     Definitive Additional Materials          by Rule 14a-6(e)(2))
/ /     Soliciting Material Pursuant to
        Rule 14a-11(c) or Rule 14a-12

                                MACROMEDIA, INC.
                      -----------------------------------
                (Name of Registrant as Specified In Its Charter)

                    ---------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/x/  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(i)(2) or
     Item 22(a)(2) of Schedule 14A.

/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1) Title of each class of securities to which transaction applies:
         ----------------------------------------------------------------------

     (2) Aggregate number of securities to which transaction applies:
         ----------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
         ----------------------------------------------------------------------
     (4) Proposed maximum aggregate value of transaction:
         ----------------------------------------------------------------------

     (5) Total fee paid:
         ----------------------------------------------------------------------

/ /  Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:
         ----------------------------------------------------------------------

     (2) Form, Schedule or Registration Statement No.:
         ----------------------------------------------------------------------

     (3) Filing Party:
         ----------------------------------------------------------------------

     (4) Date Filed:
         ----------------------------------------------------------------------

                                  June 27, 1996

To Our Stockholders:

         You are cordially invited to attend the 1996 Annual Meeting of Stockholders of Macromedia, Inc. to be held at 600 Townsend Street, San Francisco, California, on Thursday, July 25, 1996, at 1:30 p.m. P.D.T.

         The matters expected to be acted upon at the meeting are described in detail in the following Notice of Annual Meeting of Stockholders and Proxy Statement.

         It is important that you use this opportunity to take part in the affairs of your Company by voting on the business to come before this meeting. WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE, SIGN AND PROMPTLY RETURN THE ACCOMPANYING PROXY IN THE ENCLOSED POSTAGE-PAID ENVELOPE SO THAT YOUR SHARES MAY BE REPRESENTED AT THE MEETING. Returning the Proxy does not deprive you of your right to attend the meeting and to vote your shares in person.

         We look forward to seeing you at the meeting.

                                       Sincerely,

                                       Richard B. Wood
                                       Vice President of Operations,
                                       Chief Financial Officer and Secretary

                                MACROMEDIA, INC.
                               600 TOWNSEND STREET

                         SAN FRANCISCO, CALIFORNIA 94103

                                   -----------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Our Stockholders:

         NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Macromedia, Inc. (the "Company") will be held at 600 Townsend Street, San Francisco, California, on Thursday, July 25, 1996, at 1:30 p.m. P.D.T. for the following purposes:

    1. To elect directors of the Company, each to serve until the next Annual Meeting of Stockholders and until his successor has been elected and qualified or until his earlier resignation or removal. The Company's Board of Directors intends to present the following nominees for election as directors:

                John C. Colligan            John C. Laing
                Kevin F. Crowder            Donald L. Lucas
                L. John Doerr               James R. Von Ehr, II
                C. Richard Kramlich         William B. Welty

    2. To ratify the selection of KPMG Peat Marwick LLP as independent auditors for the Company for the current fiscal year.

    3. To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

     The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

     Only stockholders of record at the close of business on June 4, 1996 are entitled to notice of and to vote at the meeting or any adjournment or postponement thereof.

                                       By Order of the Board of Directors

                                       Richard B. Wood
                                       Vice President of Operations,
                                       Chief Financial Officer and Secretary

San Francisco, California
June  27, 1996

WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE, SIGN AND PROMPTLY RETURN THE ACCOMPANYING PROXY IN THE ENCLOSED POSTAGE-PAID ENVELOPE SO THAT YOUR SHARES MAY BE REPRESENTED AT THE MEETING.

                                MACROMEDIA, INC.

                               600 TOWNSEND STREET
                         SAN FRANCISCO, CALIFORNIA 94103

                                   -----------

                                 PROXY STATEMENT

                                   -----------

                                  JUNE 27, 1996

    The accompanying proxy is solicited on behalf of the Board of Directors of Macromedia, Inc., a Delaware corporation (the "Company" or "Macromedia"), for use at the Annual Meeting of Stockholders of the Company to be held at 600 Townsend Street, San Francisco, California, on Thursday, July 25, 1996 at 1:30 p.m. P.D.T. (the "Meeting"). Only holders of record of the Company's Common Stock at the close of business on June 4, 1996 will be entitled to vote at the Meeting. At the close of business on June 4, 1996, the Company had 36,595,767 shares of Common Stock outstanding and entitled to vote. A majority of the shares outstanding on the record date will constitute a quorum for the transaction of business. This Proxy Statement and the accompanying form of proxy were first mailed to stockholders on or about June 27, 1996. An annual report for the fiscal year ended March 31, 1996 is enclosed with the Proxy Statement.

                    VOTING RIGHTS AND SOLICITATION OF PROXIES

     Holders of the Company's Common Stock are entitled to one vote for each share held as of the above record date. Shares of Common Stock may not be voted cumulatively.

    Directors will be elected by a plurality of the votes of the shares of Common Stock present in person or represented by proxy at the Meeting and entitled to vote on the election of directors. Proposal No. 2 requires for approval the affirmative vote of the majority of shares of Common Stock present in person or represented by proxy at the Meeting and entitled to vote on the proposal. All votes will be tabulated by the inspector of election appointed for the Meeting who will separately tabulate, for each proposal, affirmative and negative votes, abstentions and broker non-votes. Abstentions will be counted towards a quorum and have the same effect as negative votes with regard to Proposal No. 2. Broker non-votes will also be counted towards a quorum but will not be counted for any purpose in determining whether a proposal has been approved.

    The expenses of soliciting proxies to be voted at the Meeting will be paid by the Company. Following the original mailing of the proxies and other soliciting materials, the Company and/or its agents may also solicit proxies by mail, telephone, telegraph or in person. Following the original mailing of the proxies and other soliciting materials, the Company will request that brokers, custodians, nominees and other record holders of the Company's Common Stock forward copies of the proxy and other soliciting materials to persons for whom they hold shares of Common Stock and request authority for the exercise of proxies. In such cases, the Company, upon the request of the record holders, will reimburse such holders for their reasonable expenses.

                             REVOCABILITY OF PROXIES

    Any person signing a proxy in the form accompanying this Proxy Statement has the power to revoke it prior to the Meeting or at the Meeting prior to the vote pursuant to the proxy. A proxy may be revoked by a writing delivered to the Company stating that the proxy is revoked, by a subsequent proxy that is signed by the person who signed the earlier proxy and is presented at the Meeting or by attendance at the Meeting and voting in person. Please note, however, that if a stockholder's shares are held of record by a broker, bank or other nominee and that stockholder wishes to vote at the Meeting, the stockholder must bring to the Meeting a letter from the broker, bank or other nominee confirming that stockholder's beneficial ownership of the shares.

                     PROPOSAL NO. 1 -- ELECTION OF DIRECTORS

    At the Meeting, stockholders will elect directors to hold office until the next Annual Meeting of Stockholders and until their respective successors have been elected and qualified or until such directors' earlier resignation or removal. The size of the Company's Board of Directors (the "Board") is currently set at eight members. Accordingly, eight nominees will be elected at the Meeting to be the eight directors of the Company. Shares represented by the accompanying proxy will be voted for the election of the eight nominees recommended by the Board unless the proxy is marked in such a manner as to withhold authority so to vote. In the election of directors, each stockholder is entitled to one vote for each share of Common Stock held. Shares of Common Stock may not be voted cumulatively. If any nominee for any reason is unable to serve or for good cause will not serve, the proxies may be voted for such substitute nominee as the proxy holder may determine. The Company is not aware of any nominee who will be unable to or for good cause will not serve as a director.

DIRECTORS/NOMINEES

    The names of the nominees, and certain information about them as of June 4, 1996, are set forth below:



                                                                                  DIRECTOR
            NAME OF NOMINEE          AGE           PRINCIPAL OCCUPATION            SINCE
            ---------------          ---           --------------------            -----
       John C. Colligan              41    Chairman, President and Chief            1992
                                           Executive Officer of the Company

       Kevin F. Crowder              41    Vice President, Product Integration      1995
                                           of the Company

       L. John Doerr (1)             44    General Partner of Kleiner Perkins       1992
                                           Caufield and Byers

       C. Richard Kramlich (2)       61    Managing General Partner of New          1992
                                           Enterprise Associates

       John C. Laing (1)             45    Executive Vice President of              1992
                                           Desktop Products of Symantec
                                           Corporation

       Donald L. Lucas (2)           66    Venture Capitalist                       1992

       James R. Von Ehr, II          46    Vice President of Product                1995
                                           Development/Java

       William B. Welty              54    General Partner of Volpe Welty &         1992
                                           Company

- - --------------------------

(1)  Member of the Compensation Committee.
(2)  Member of the Audit Committee.

    Each of the directors listed above, was elected to be a director at the Company's Annual Meeting of Stockholders held on July 19, 1995.

    Mr. Colligan has been Chairman of the Company since February 1996. He has been President of the Company since December 1992 and a director since March 1992. He has also been Chief Executive Officer since January 1993 and was Chief Operating Officer of the Company from March 1992 to December 1992. Mr. Colligan was President, Chief Executive Officer and a director of Authorware from December 1988 until its merger into the Company in March 1992. Prior to joining Authorware, Mr. Colligan was employed by Apple in a variety of positions from May 1983 until December 1988, most recently as Director of Marketing and Sales for Higher Education. Mr. Colligan holds a Bachelor of Science degree in international economics from Georgetown University and a Master of Business Administration from Stanford University. Mr. Colligan is also a director of S3 Corporation.

    Mr. Crowder has been a director of the Company and Vice President, Production Integration of the Company since January 1995. Mr. Crowder was Vice President, Secretary and a director of Altsys Corporation ("Altsys"), which was acquired by the Company in January 1995, from December 1984, when he co-founded Altsys, until January 1995. Prior to founding Altsys, Mr. Crowder was employed by Texas Instruments, Incorporated, where he was a Member of the Group Technical Staff in the Semiconductor Design automation Department. Mr. Crowder received a Bachelor of Science degree in computer science from Texas A&M University and a Master of Science degree in mathematical sciences from the University of Texas at Dallas.

    Mr. Doerr has been a director of the Company since March 1992. Mr. Doerr served as a director of MacroMind and its successor, Macromind/Paracomp, from March 1990 until its merger into the Company in March 1992. Mr. Doerr has been a general partner of Kleiner Perkins Caufield & Byers, a venture capital firm, since August 1980. Prior to joining Kleiner Perkins Caufield & Byers, Mr. Doerr worked with Intel Corporation for five years in sales and marketing management. Mr. Doerr holds Bachelor of Science and Master of Science degrees in electrical engineering and computer science from Rice University and a Master in Business Administration from Harvard University. Mr. Doerr is also a director of Intuit, Inc., Netscape Communications, Platinum Software Corporation, Shiva Corporation and Sun Microsystems, Inc.

    Mr. Kramlich has been a director of the Company since March 1992.
Mr. Kramlich served as a director of Paracomp and its successor, Macromind/Paracomp, from May 1989 until the formation of the Company in March 1992. Since June 1978, Mr. Kramlich has been employed by New Enterprise Associates, a venture capital firm, and has been a founder, organizer, manager and general partner of various venture capital partnerships. Mr. Kramlich holds a Bachelor of Science degree in history from Northwestern University and a Master in Business Administration degree from Harvard University. Mr. Kramlich is also a director of Ascend Communications, Inc., Chalone Inc., Graphix Zone, Lumisys, Neopath, Inc., Silicon Graphics, Inc., SyQuest Technology, Inc. and Telebit Corporation.

    Mr. Laing has been a director of the Company since April 1992. Since March 1989, Mr. Laing has been employed by Symantec Corporation, a company that develops, markets and supports software utilities and software for information management, productivity enhancement and software development, most recently as Executive Vice President/Desktop Products. From July 1986 until March 1989, Mr. Laing was Regional Sales Director for Apple, where his responsibilities included managing Apple's sales, marketing and support activities within Illinois, Wisconsin and Northern Indiana.

    Mr. Lucas has been a director of the Company since March 1992. Mr. Lucas served as a director of Authorware from July 1988 until the formation of the Company in March 1992. Since 1967, Mr. Lucas has been actively engaged in venture capital activities as a private individual. Mr. Lucas holds a Bachelor of Arts degree in economics and a Master of Business Administration from Stanford University. Mr. Lucas is also a director of Amati Communications Corporation (formerly ICOT Corporation), Cadence Design Systems, Inc., Delphi Information Systems, Inc., Kahler Corporation, Oracle Systems Corporation, Quantum Health Resources, Inc., Racotek, Inc., Transcend Services, Inc. (formerly Tri-Care, Inc.) and Tricord Systems, Inc.

    Mr. Von Ehr has been a director and Vice President of the Company since January 1995. Mr. Von Ehr was Chairman of the Board, President and Chief Executive Officer of Altsys, from December 1984, when he co-founded Altsys, until January 1995. Prior to founding Altsys, Mr. Von Ehr was employed by Texas Instruments, Incorporated from 1973, where he was Senior Member, Technical Staff and manager of Integrated Circuit Layout Graphics. Mr. Von Ehr received a Bachelor of Science degree in computer science from Michigan State University and a Master of Science degree in computer science from the University of Texas at Dallas. Mr. Von Ehr is also a director of Renner Plaza Properties, Inc., Sumerie, Inc. and Tetragon, Inc.

    Mr. Welty has been a director of the Company since April 1993. Mr.
Welty served as a director of MacroMind and its successor, Macromind/Paracomp, from April 1991 to March 1992. Since August 1988, Mr. Welty has been a general partner of Volpe, Welty and Company, a money management firm. Mr. Welty holds Bachelor of Science degrees in industrial engineering and business administration from Iowa State University. Mr. Welty is also a director of Action Technologies, Inc. and Connect, Inc.

BOARD OF DIRECTORS' MEETINGS AND COMMITTEES

    The Board met eight (8) times, including telephone conference meetings, during fiscal 1996 and acted by unanimous written consent five (5) times. No director attended fewer than 75% of the aggregate of the total number of meetings of the Board (held during the period for which he was a director) and the total number of meetings held by all committees of the Board on which he served (during the period that he served).

    Standing committees of the Board include an Audit Committee and a Compensation Committee. The Board does not have a nominating committee or a committee performing similar functions.

        Messrs. Kramlich and Lucas are the current members of the Audit Committee, which met four (4) times during fiscal 1996. The Audit Committee meets with the Company's independent accountants to review the adequacy of the Company's internal control systems and financial reporting procedures; reviews the general scope of the Company's annual audit and the fees charged by the independent accountants; reviews and monitors the performance of non-audit services by the Company's auditors, reviews the fairness of any proposed transaction between the Company and any officer, director or other affiliate of the Company, and after such review, makes recommendations to the full Board; and performs such further functions as may be required by any stock exchange or over-the-counter market upon which the Company's Common Stock may be listed.

    Messrs. Doerr and Laing are the current members of the Compensation Committee which met one (1) time during fiscal 1996. The Compensation Committee recommends compensation for officers and employees of the Company, grants options and stock awards under the Company's employee benefit plans and reviews and recommends adoption of and amendments to stock option and employee benefit plans.

                 THE BOARD RECOMMENDS A VOTE FOR THE ELECTION OF
                         EACH OF THE NOMINATED DIRECTORS

                   PROPOSAL NO. 2 -- RATIFICATION OF SELECTION
                           OF INDEPENDENT ACCOUNTANTS

    The Company has selected KPMG Peat Marwick LLP as its independent auditors to perform the audit of the Company's financial statements for fiscal 1997, and the stockholders are being asked to ratify such selection. Representatives of KPMG Peat Marwick LLP will be present at the Meeting, will have the opportunity to make a statement at the Meeting if they desire to do so and will be available to respond to appropriate questions.

                THE BOARD RECOMMENDS A VOTE FOR THE RATIFICATION
                    OF THE SELECTION OF KPMG PEAT MARWICK LLP

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

    The following table sets forth certain information, as of June 4, 1996, with respect to the beneficial ownership of the Company's Common Stock by (i) each stockholder known by the Company to be the beneficial owner of more than 5% of the Company's Common Stock, (ii) each director/nominee, (iii) each of the Chief Executive Officer of the Company and the four other most highly compensated executive officers for the fiscal year ended March 31, 1996 and (iv) all directors and executive officers as a group.

                                                                     AMOUNT AND NATURE OF
NAME AND ADDRESS OF BENEFICIAL OWNER                                BENEFICIAL OWNERSHIP(1)   PERCENT OF CLASS
- - ------------------------------------                                -----------------------   ----------------
James R. Von Ehr, II (2)  . . . . . . . . . . . . . . . . . . .           3,450,332                 9.4%

Pilgrim Baxter & Associates, Ltd. (3) . . . . . . . . . . . . .           2,442,800                 6.7

Kevin F. Crowder (4)  . . . . . . . . . . . . . . . . . . . . .           1,961,302                 5.4

John C. Colligan (5)  . . . . . . . . . . . . . . . . . . . . .             448,121                 1.2

L. John Doerr (6) . . . . . . . . . . . . . . . . . . . . . . .             122,380                 *

Joseph Dunn (7) . . . . . . . . . . . . . . . . . . . . . . . .              71,906                 *

C. Richard Kramlich (8) . . . . . . . . . . . . . . . . . . . .              74,344                 *

Miles C. Walsh (9)  . . . . . . . . . . . . . . . . . . . . . .              64,208                 *

Susan Gordon Bird (10)  . . . . . . . . . . . . . . . . . . . .              63,000                 *

Richard B. Wood (11)  . . . . . . . . . . . . . . . . . . . . .              41,419                 *

John C. Laing (12)  . . . . . . . . . . . . . . . . . . . . . .              31,234                 *

Donald L. Lucas (13)  . . . . . . . . . . . . . . . . . . . . .              24,369                 *

William B. Welty (14) . . . . . . . . . . . . . . . . . . . . .              12,279                 *

All directors and executive officers
as a group (17 persons)(15) . . . . . . . . . . . . . . . . . .           6,484,683                17.3

- - -----------------------------------
*      Less than 1%

(1) Unless otherwise indicated below, the persons and entities named in the table have sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws where applicable. Unless otherwise indicated below, the address for each person and entity named in the table is: c/o Macromedia, Inc., 600 Townsend Street, San Francisco, California 94103.

(2) Includes 538,274 shares held of record by Mr. Von Ehr's spouse to which Mr. Von Ehr disclaims beneficial ownership.

(3) Based in part on information contained in a Form 13F filed with the Securities and Exchange Commission on April 10, 1996. The beneficial ownership reported in the chart for Pilgrim Baxter & Associates, Ltd. ("Pilgrim") is the aggregate of twenty-one separate corporate and fund accounts. Pilgrim has sole investment power and shared voting power with respect to its shares and is located at 1255 Drummers Lane, Suite 300, Wayne, Pennsylvania 19087.

(4)  Represents shares held jointly by Mr. Crowder and his spouse.

(5) Includes 410,121 shares subject to options held by Mr. Colligan that are exercisable within 60 days of June 4, 1996.

(6) Includes 52,136 shares subject to options held by Mr. Doerr that are exercisable within 60 days of June 4, 1996.

(7) Represents shares subject to options held by Mr. Dunn that are exercisable within 60 days of June 4, 1996. Mr. Dunn has resigned from his position at the Company effective as of May 24, 1996.

(8) Includes 52,136 shares subject to options held by Mr. Kramlich that are exercisable within 60 days of June 4, 1996.

(9) Includes 63,285 shares subject to options held by Mr. Walsh that are exercisable within 60 days of June 4, 1996.

(10) Includes 61,000 shares subject to options held by Ms. Bird that are exercisable within 60 days of June 4, 1996.

(11) Represents shares subject to options held by Mr. Wood that are exercisable within 60 days of June 4, 1996.

(12) Represents shares subject to options held by Mr. Laing that are exercisable within 60 days of June 4, 1996.

(13) Represents 6,297 shares held of record by the Donald L. Lucas & Lygia S. Lucas Trust and 18,072 shares subject to options held by Mr. Lucas that are exercisable within 60 days of June 4, 1996.

(14) Represent 1,654 shares held of record by VWC Employee Stock Fund and 10,625 shares subject to options held by Mr. Welty that are exercisable within 60 days of June 4, 1996. Mr. Welty, a stockholder of the corporation that controls the general partnership that controls Volpe, Welty & Company, shares investment and voting power over the shares held by VWC Employee Stock Fund.

(15) Includes 53,017 additional shares held by executive officers not named in this table, 138,678 additional shares subject to options held by executive officers not named in this table that are exercisable within 60 days of June 4, 1996 and, with the exception of the beneficial ownership reported in the chart for Mr. Dunn, the beneficial ownership reported in the chart for all directors and executive officers. For a description of Mr. Dunn's beneficial ownership, see the chart and footnote (7).

                             EXECUTIVE COMPENSATION

    The following table sets forth all compensation awarded to or earned or paid for services rendered in all capacities to the Company and its subsidiaries during each of fiscal 1994, 1995 and 1996 by (i) the Company's Chief Executive Officer and (ii) the Company's four most highly compensated executive officers other than the Chief Executive Officer who were serving as executive officers at the end of fiscal 1996 (together, the "Named Executive Officers"). This information includes the dollar values of base salaries and bonus awards, the number of shares subject to stock options granted and certain other compensation, whether paid or deferred.

                           SUMMARY COMPENSATION TABLE

                                                                                        LONG-TERM
                                                      ANNUAL COMPENSATION             COMPENSATION
                                                      -------------------             ------------
                                                                                       SECURITIES
                                                                                       UNDERLYING           ALL OTHER
  NAME AND PRINCIPAL POSITION        YEAR           SALARY($)        BONUS($)          OPTIONS(#)       COMPENSATION(1)($)
  ---------------------------        ----           ---------        --------          ----------       ------------------
John C. Colligan  . . . . . .        1996             191,664       163,125               50,000                 1,000
President and Chief Executive        1995             174,084       103,730               60,000                   750
Officer                              1994             166,003        58,812              304,912                   --

Susan Gordon Bird   . . . . .        1996             214,751(2)     99,688               10,000                   --
Vice President of Worldwide          1995             235,973(3)     31,109               44,000                   --
Sales                                1994             201,679(4)        --               190,000                   --

Richard B. Wood . . . . . . .        1996             143,333       101,500                  --                  1,000
Vice President of Operations,        1995             122,949        61,574              110,244                   750
Chief Financial Officer and          1994             114,122        34,837               37,500                   --
Secretary

Joseph D. Dunn(5) . . . . . .        1996             142,333       101,500                  --                  1,000
Vice President of Product            1995             128,874        62,134               85,700                   750
Marketing                            1994             114,112        29,837               39,000                   --

Miles C. Walsh(6) . . . . . .        1996             143,333        97,500               10,000                 1,000
Vice President of Marketing          1995             105,000        52,146              208,832                   750

- - --------------------------
(1) Represents the Company's 401(k) plan contributions.
(2) Includes $104,751 of commissions.
(3) Includes $123,166 of commissions.
(4) Includes $90,653 of commissions.
(5) Mr. Dunn has resigned from his position at the Company effective as of May 24, 1996.
(6) Mr. Walsh joined the Company in June 1994.

    The following table sets forth further information regarding individual grants of stock options pursuant to the Company's 1992 Equity Incentive Plan during fiscal 1996 to each of the Named Executive Officers. In accordance with the rules of the Securities and Exchange Commission (the "SEC"), the table sets forth the hypothetical gains or "option spreads" that would exist for the options at the end of their respective ten-year terms based on assumed annualized rates of compound stock price appreciation of 5% and 10% from the dates the options were granted to the end of the respective option terms. Actual gains, if any, on option exercises are dependent on the future performance of the Company's Common Stock and overall market conditions. There can be no assurance that the potential realizable values shown in this table will be achieved.

                          OPTION GRANTS IN FISCAL 1996

                                              INDIVIDUAL GRANTS
                          -------------------------------------------------------------       POTENTIAL REALIZABLE VALUE
                             NUMBER OF          PERCENT OF                                      AT ASSUMED ANNUAL RATES
                            SECURITIES         TOTAL OPTIONS                                  OF STOCK PRICE APPRECIATION
                            UNDERLYING          GRANTED TO       EXERCISE                         FOR OPTION TERM(2)
                          OPTIONS GRANTED      EMPLOYEES IN        PRICE      EXPIRATION      --------------------------
NAME                          (#)(1)            FISCAL 1996      ($/SH)(1)       DATE         5%($)             10%($)
- - ----                          ------            -----------      ---------       ----         -----             ------
John C. Colligan  .           50,000                2.1%         $32.750      2/20/2006      $1,029,815      $2,609,753
Susan Gordon Bird .           10,000                0.4           24.375     10/10/2005         153,293         388,475
Richard B. Wood . .              --                  --             --              --              --              --
Joseph D. Dunn  . .              --                  --             --              --              --              --
Miles C. Walsh  . .           10,000                0.4           24.375     10/10/2005         153,293         388,475

- - ------------------
(1) Stock options are awarded with an exercise price equal to the fair market value of the Company's Common Stock on the date of grant. Such options become exercisable with respect to 2.0833% of the shares for each full month that the optionee renders services to the Company. Options expire ten years from the date of grant or at the time of the optionee's termination of employment.

(2) The 5% and 10% assumed rates of annual compound stock price appreciation are prescribed by rules of the SEC and do not represent the Company's estimate or projection of future Common Stock prices.

    The following table sets forth certain information concerning the exercise of stock options during fiscal 1996 by each of the Named Executive Officers and the number and value at March 31, 1996 of unexercised options held by said individuals.

                 AGGREGATED OPTION EXERCISES IN FISCAL 1996 AND
                          MARCH 31, 1996 OPTION VALUES

                                                                NUMBER OF SECURITIES
                                                               UNDERLYING UNEXERCISED         VALUE OF UNEXERCISED IN-THE-MONEY
                                               VALUE        OPTIONS AT FISCAL YEAR-END(#)     OPTIONS AT FISCAL YEAR-END(2)($)
                         SHARES ACQUIRED     REALIZED       -----------------------------     ---------------------------------
NAME                     ON EXERCISE (#)      ($)(1)         EXERCISABLE   UNEXERCISABLE       EXERCISABLE       UNEXERCISABLE
- - ----                     ---------------    ----------      -------------  -------------      -------------      -------------
John C. Colligan  ...       360,812         $9,235,258         389,504        230,800          $15,748,866        $7,440,456

Susan Gordon Bird ...        63,917         1,345,972           36,917         93,166            1,472,460         3,360,268

Richard B. Wood .....       146,156         3,345,297           31,031         93,057            1,115,325         3,344,013

Joseph D. Dunn  .....        46,324         1,144,062           58,918         82,240            2,231,640         2,953,826

Miles C. Walsh  .....        43,256         1,134,781           47,924        127,652            1,744,779         4,541,800


- - --------------------------------

(1) "Value Realized" represents the fair market value of the shares underlying the option on the date of exercise less the aggregate exercise price.

(2) These values, unlike the amounts set forth in the column entitled "Value Realized," have not been, and may never be, realized, and are based on the positive spread between the respective exercise prices of outstanding stock options and the closing price of the Company's Common Stock on March 29, 1996 ($42.75 per share).

                            COMPENSATION OF DIRECTORS

    Each non-employee director is reimbursed for actual business expenses incurred in attending each Board meeting. In any calendar year, there are approximately four meetings of the Board held per year. In addition, under the Directors Plan, each non-employee director receives an initial stock option to purchase 20,000 shares of Common Stock as a result of his or her appointment and is automatically granted an option to purchase 7,500 shares upon completion of each full year of service on the Board of Directors. Each current non-employee director was originally granted a nonqualified option to purchase 20,000 shares of Common Stock under the 1992 Equity Incentive Plan. In general, such options become exercisable with respect to 12.5% of the shares six months after the director begins service as a director and at the rate of 2.0833% of the shares each month thereafter. Each of the non-employee directors also received an option to purchase 10,000 shares of Common Stock under the Directors Plan in 1994, an option to purchase 15,000 shares of Common Stock in 1995 and an option to purchase 7,500 shares of Common Stock in 1996. Such options become exercisable with respect to 2.0833% of the shares each month.

                              EMPLOYMENT AGREEMENTS

JOHN C. COLLIGAN EMPLOYMENT AGREEMENT

    The Company has an employment agreement with Mr. Colligan, the Company's Chairman, President and Chief Executive Officer, which terminates upon Mr. Colligan's death and is terminable by either the Company or Mr. Colligan at any time upon written notice. The agreement was originally entered into on December 9, 1988 between Mr. Colligan and Authorware. Upon termination of Mr. Colligan's employment, except for certain reasons, the Company is obligated to pay Mr. Colligan severance pay equal to his then base salary for six months at regular payment date intervals. In addition, during the next succeeding six months, the Company is obligated to pay Mr. Colligan severance pay equal to his then base salary or, if Mr. Colligan is then employed in a new position at a lesser base salary, the difference between such salary and his base salary at the Company. In connection with such agreement, Mr. Colligan was granted options to purchase an aggregate of 395,088 shares of the Company's Common Stock at an exercise price of $0.48.

           COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    The Compensation Committee of the Board (the "Committee") makes all decisions involving the compensation of executive officers of the Company. The Committee consists of the following non-employee directors: L. John Doerr and John C. Laing. Although John C. Colligan and Richard B. Wood attend the meetings of the Committee, they do not vote on matters that relate to their own compensation.

                      REPORT OF THE COMPENSATION COMMITTEE

    This Report of the Compensation Committee is required by the SEC and shall not be deemed to be incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act, or under the Exchange Act, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed soliciting material or filed under such acts.

To the Board of Directors

    Final decisions regarding executive compensation and stock option grants to executives are made by the Compensation Committee of the Board of Directors (the "Committee"). The Committee is composed of two independent non-employee Directors neither of whom have any interlocking relationships as defined by the SEC. Although Mr. Colligan and Mr. Wood attend the meetings of the Committee, they do not participate in deliberations that relate to their own compensation.

GENERAL COMPENSATION POLICY

    The Committee acts on behalf of the Board to establish the general compensation policy of the Company for all employees of the Company. The Committee typically reviews base salary levels and target bonuses for the Chief Executive Officer ("CEO") and other executive officers and employees of the Company at or about the beginning of each fiscal year. The Committee administers the Company's incentive and equity plans, including the 1992 Equity Incentive Plan (the "1992 Plan"), the Executive Incentive Plan (the "Incentive Plan") and the 1993 Employee Stock Purchase Plan.

    The Committee's philosophy in compensating executive officers, including the CEO, is to relate compensation to corporate performance. Consistent with this philosophy, the incentive component of the compensation of the executive officers of the Company is contingent on corporate profits and sales performance. Long-term equity incentives for executive officers are effected through the granting of stock options under the 1992 Plan. Stock options generally have value for the executive only if the price of the Company's stock increases above the fair market value on the grant date and the executive remains in the Company's employ for the period required for the shares to vest.

    The base salaries, incentive compensation and stock option grants of the executive officers are determined in part by the Committee informally reviewing data on prevailing compensation practices in technology companies with whom the Company competes for executive talent and by their evaluating such information in connection with the Company's corporate goals. To this end, the Committee attempted to compare the compensation of the Company's executive officers with the compensation practices of comparable companies to determine base salary, target bonuses and target total cash compensation. In addition to their base salaries, the Company's executive officers, including the CEO, are each eligible to receive a quarterly cash bonus under the Incentive Plan and are entitled to participate in the 1992 Plan.

    In preparing the performance graph for this Proxy Statement, the Company used the Hambrecht & Quist Stock Index as its published line of business index. The compensation practices of most of the companies in the Hambrecht & Quist Stock Index were not reviewed by the Company when the Committee reviewed the compensation information described above because such companies were determined not to be competitive with the Company for executive talent.

FISCAL 1996 EXECUTIVE COMPENSATION

    Base Compensation. The Committee reviewed the recommendations and performance and market data outlined above and established a base salary level for each executive officer, including the CEO.

    Incentive Compensation. Under the Incentive Plan, cash bonuses are awarded only if the Company meets predetermined objectives set by the Board at the beginning of the year. For fiscal 1996, the objectives used by the Company as the basis for incentive compensation for the CEO and the other executives were based 75% on profits and 25% on sales performance. The target amount of bonus and the actual amount of bonus are determined by the Committee, in its discretion.

    Stock Options. In fiscal 1996 stock options were granted to certain executive officers as incentives for them to become employees or to aid in the retention of executive officers and to align their interests with those of the stockholders. Generally, for current executive officers, the stock option grants were smaller than the grants made by comparable technology companies. Stock options typically have been granted to executive officers when the executive first joins the Company, in connection with a significant change in responsibilities and, occasionally, to achieve equity within a peer group. The Committee may, however, grant additional stock options to executives for other reasons. The number of shares subject to each stock option granted is within the discretion of the Committee and is based on anticipated future contribution and ability to impact corporate and/or business unit results, past performance or consistency within the executive's peer group. In fiscal 1996, the Committee considered these factors, as well as the number of unvested options held by such executive officers as of the date of grant. In the discretion of the Committee, executive officers may also be granted stock options under the 1992 Plan to provide greater incentives to continue their employment with the Company and to strive to increase the value of the Company's Common Stock. The stock options generally become exercisable over a four-year period and are granted at a price that is equal to the fair market value of the Company's Common Stock on the date of grant.

    For fiscal 1997 the Committee will be considering whether to grant future options under the 1992 Plan to executive officers based on the factors described above, with particular attention to the Company-wide management objectives and the executive officers' success in obtaining specific individual financial and operational objectives established or to be established for fiscal 1997 to the Company's profit expectations and to the number of unvested options currently held by the executive officers.

    Company Performance and CEO Compensation. Because Mr. Colligan was responsible for the Company obtaining a significant portion of its objectives for fiscal 1996, the Committee exercised its discretion and recommended, in March, 1996, that Mr. Colligan should be granted a stock option to purchase 50,000 shares of the Company's Common Stock. These objectives included satisfactorily managing the Company's overall corporate business plan, such as meeting the Company's profitability projections and the Company's sales targets, and significantly strengthening the Company's market position through the Company's second public offering of Common Stock and the acquisition of Fauve Software Inc., OSC, Inc., and iband, Inc. In granting the stock option to Mr. Colligan, the Committee reviewed Mr. Colligan's prior outstanding option grants and the number of options that remained unexercisable, and the number of shares Mr. Colligan already owned in March, 1996. The Committee believes that this grant was appropriate because it gives proper incentives to Mr. Colligan for fiscal 1997 and takes account of his prior significant stock holdings. The Committee also reviewed the compensation practices of the comparable companies in recommending this grant to Mr. Colligan.

    Compliance with Section 162(m) of the Internal Revenue Code of 1986. The Company intends to comply with the requirements of Section 162(m) of the Internal Revenue Code of 1986 for 1997. The 1992 Plan is already in compliance with Section 162(m) by limiting stock awards to named executive officers. The Company does not expect cash compensation for any employee in 1997 to be in excess of $1,000,000 or consequently affected by the requirements of Section 162(m).

                                       COMPENSATION COMMITTEE

                                       L. JOHN DOERR
                                       JOHN C. LAING

                         COMPANY STOCK PRICE PERFORMANCE

    The stock price performance graph below is required by the SEC and shall not be deemed to be incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act, or under the Exchange Act, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed soliciting material or filed under such acts.

    The graph below compares the cumulative total stockholder return on the Common Stock of the Company from the date of the Company's initial public offering (December 13, 1993) to March 31, 1996 with the cumulative total return on The Nasdaq (US only) Stock Market and the Hambrecht & Quist Technology Index (assuming the investment of $100 in the Company's Common Stock and in each of the indexes on the date of the Company's initial public offering, and reinvestment of all dividends). Unless otherwise specified, all dates refer to the last day of each month presented.

                        [BAR GRAPH TO BE INSERTED HERE]

     SCALED PRICES:  Stock and index prices scaled to 100 at 12/13/93

 Dates                        Macromedia          H&Q Technology        Nasdaq Stock Market - U.S.
 -----                        ----------          --------------        --------------------------
 December 13, 1993              100                  100                            100
 December 1993                  139.58               102.37                         102.23
 January 1994                   168.75               108.40                         105.34
 February 1994                  162.50               109.66                         104.35
 March 1994                     125.00               103.29                          97.93
 April 1994                      98.96               101.23                          96.66
 May 1994                       102.08               101.84                          96.90
 June 1994                       72.92                95.80                          93.36
 July 1994                       69.79                99.43                          95.27
 August 1994                    108.33               109.39                         101.34
 September 1994                 129.17               109.30                         101.08
 October 1994                   175.00               117.02                         103.07
 November 1994                  168.75               116.20                          99.65
 December 1994                  212.50               118.82                          99.93
 January 1995                   204.17               118.27                         100.49
 February 1995                  244.79               127.15                         105.81
 March 1995                     281.25               132.25                         108.94
 April 1995                     279.17               140.65                         112.37
 May 1995                       289.58               144.81                         115.27
 June 1995                      360.42               160.43                         124.61
 July 1995                      397.92               174.33                         133.77
 August 1995                    414.58               177.64                         136.47
 September 1995                 476.04               182.69                         139.62
 October 1995                   616.67               185.04                         138.82
 November 1995                  775.00               184.00                         142.08
 December 1995                  870.83               178.40                         141.34
 January 1996                   666.67               182.37                         142.07
 February 1996                  667.72               189.33                         147.52
 March 1996                     712.50               181.97                         147.93

                              CERTAIN TRANSACTIONS

    From April 1, 1995 to the present, there have been no (and there are no currently proposed) transactions in which the amount involved exceeded $60,000 to which the Company or any of its subsidiaries was (or is to be) a party and in which any executive officer, director, 5% beneficial owner of the Company's Common Stock or member of the immediate family of any of the foregoing persons had (or will have) a direct or indirect material interest, except as set forth below and under "Executive Compensation."

    When the Company acquired Altsys Corporation ("Altsys") in January 1995, the Company assumed a lease from Altsys entered into with Renner Plaza Properties, Inc. ("RPP") with respect to its use of the office space occupied by it located in Richardson, Texas. RPP is wholly owned by Mr. Von Ehr, a director and executive officer of the Company, and his wife, Gayla J. Von Ehr. The Company is currently paying approximately $17,500 per month in rental fees to RPP.

    When the Company acquired Altsys in January 1995, the Company assumed a note in favor of Altsys executed by Tetragon, Inc. ("Tetragon"), a corporation of which Mr. Von Ehr is a stockholder and director. The financial terms of the note provided that the principal amount was $636,810, interest was to accrue at the rate of 8.75% per annum and be payable monthly, all outstanding principal and interest were to be due and payable on October 26, 1995 and the note was secured by all of the assets of Tetragon. Before the Company acquired Altsys, Altsys recorded a reserve for the entire principal amount of the note. In August 1995, the Company renegotiated the note with Tetragon and released Tetragon from the financial obligations of the original note in exchange for $200,000 in cash, additional royalties or license fees for certain Tetragon products, up to a maximum of $118,000, and certain non-financial terms.

                              STOCKHOLDER PROPOSALS

    Proposals of stockholders intended to be presented at the Company's 1997 Annual Meeting of Stockholders must be received by the Company at its principal executive offices no later than February 27, 1997 in order to be included in the Company's proxy statement and form of proxy relating to that meeting.

                         COMPLIANCE UNDER SECTION 16(a)
                     OF THE SECURITIES EXCHANGE ACT OF 1934

    Section 16 of the Exchange Act requires the Company's directors and officers, and persons who own more than 10% of the Company's Common Stock to file initial reports of ownership and reports of changes in ownership with the SEC and the Nasdaq National Market. Such persons are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms that they file.

    Based solely on its review of the copies of such forms furnished to the Company and written representations from the executive officers and directors, the Company believes that all Section 16(a) filing requirements were met, except that a Form 3 giving an initial statement of beneficial ownership of equity securities was filed late by each of the following persons: James Funk, Vice President of Corporate Development; Philip Schiller, Vice President of Product Management; and Samantha Seals-Mason, Vice President of Digital Arts Products.

                                 OTHER BUSINESS

    The Board does not presently intend to bring any other business before the Meeting, and, so far as is known to the Board, no matters are to be brought before the Meeting except as specified in the Notice of the Meeting. As to any business that may properly come before the Meeting, however, it is intended that proxies, in the form enclosed, will be voted in respect thereof in accordance with the judgment of the persons voting such proxies.

WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE, SIGN AND PROMPTLY RETURN THE ACCOMPANYING PROXY IN THE ENCLOSED POSTAGE PAID ENVELOPE SO THAT YOUR SHARES MAY BE REPRESENTED AT THE MEETING.

                                MACROMEDIA, INC.
                    PROXY FOR ANNUAL MEETING OF STOCKHOLDERS
                                  JULY 25, 1996

      THIS PROXY IS SOLICITED ON BEHALF OF THE COMPANY'S BOARD OF DIRECTORS

         THE UNDERSIGNED HEREBY APPOINTS JOHN C. COLLIGAN AND RICHARD B. WOOD, OR EITHER OF THEM, EACH WITH POWER OF SUBSTITUTION, TO REPRESENT THE UNDERSIGNED AT THE ANNUAL MEETING OF STOCKHOLDERS OF MACROMEDIA, INC. (THE "COMPANY") TO BE HELD AT 600 TOWNSEND STREET, SAN FRANCISCO, CALIFORNIA 94103 ON JULY 25, 1996, AT 1:30 P.M. P.D.T., AND ANY ADJOURNMENT OR POSTPONEMENT THEREOF, AND TO VOTE THE NUMBER OF SHARES THE UNDERSIGNED WOULD BE ENTITLED TO VOTE IF PERSONALLY PRESENT AT THE MEETING ON THE FOLLOWING MATTERS:


                                                              SEE REVERSE SIDE

/X/  PLEASE MARK YOUR
     CHOICES LIKE THIS



         --------------                      --------------
         ACCOUNT NUMBER                          COMMON



                                        WITHHELD
1.  ELECTION OF DIRECTORS        FOR     FOR ALL
                                 / /       / /


    NOMINEES:    JOHN C. COLLIGAN         JOHN C. LAING
                 KEVIN F. CROWDER         DONALD L. LUCAS
                 L. JOHN DOERR            JAMES R. VON EHR, II
                 C. RICHARD KRAMLICH      WILLIAM B. WELTY


    INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE,
                 WRITE THAT NOMINEE'S NAME ON THE SPACE PROVIDED BELOW:

                 ---------------------------------------------------------


2. RATIFICATION OF SELECTION OF KPMG PEAT MARWICK LLP AS THE
   COMPANY'S INDEPENDENT AUDITORS     FOR     AGAINST   ABSTAIN
                                      / /       / /       / /

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ALL NOMINEES FOR ELECTION AND FOR PROPOSAL 2.

THIS PROXY WILL BE VOTED AS DIRECTED ABOVE. IN THE ABSENCE OF DIRECTION, THIS PROXY WILL BE VOTED FOR THE COMPANY'S NOMINEES FOR ELECTION AND FOR PROPOSAL
2. IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT THEREOF TO THE EXTENT AUTHORIZED BY RULE 14a-4(c) PROMULGATED BY THE SECURITIES AND EXCHANGE COMMISSION.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY.

DATED: _____________________________, 1996

__________________________________________

__________________________________________



SIGNATURE(S)

PLEASE SIGN EXACTLY AS YOUR NAME(S) APPEAR(S) ON YOUR STOCK CERTIFICATE. IF SHARES ARE HELD OF RECORD IN THE NAMES OF TWO OR MORE PERSONS OR IN THE NAME OF HUSBAND AND WIFE, WHETHER AS JOINT TENANTS OR OTHERWISE, BOTH OR ALL OF SUCH PERSONS SHOULD SIGN THE PROXY. IF SHARES OF STOCK ARE HELD OF RECORD BY A CORPORATION, THE PROXY SHOULD BE EXECUTED BY THE PRESIDENT OR VICE PRESIDENT AND THE SECRETARY OR ASSISTANT SECRETARY. EXECUTORS, ADMINISTRATORS, OR OTHER FIDUCIARIES WHO EXECUTE THE ABOVE PROXY FOR A DECEASED STOCKHOLDER SHOULD GIVE THEIR FULL TITLE. PLEASE DATE THE PROXY.

WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE, SIGN AND PROMPTLY RETURN THIS PROXY IN THE ENCLOSED, POSTAGE PAID ENVELOPE SO THAT YOUR SHARES MAY BE REPRESENTED AT THE MEETING.